Exhibit 99.1

PRESS RELEASE

Media Contact	Investor Relations
Tucker McNeil tel: +1 804.444.6397 mediainquiries@mwv.com	Jason Thompson tel: +1 804.444.2556

MWV Reports Fourth Quarter and Full-Year 2013 Results

Fourth Quarter Highlights:

•	Earnings from continuing operations of $1.18 per share; $0.29 ex-items

•	Sales increased 3 percent, driven by growth in targeted packaging and specialty chemicals markets

•	Strong cash flow from continuing operations of $194 million

RICHMOND, Va., January 29, 2014—MeadWestvaco Corporation (NYSE: MWV), a global leader in packaging and packaging solutions, reported increased sales and earnings for the fourth quarter of 2013 on a continuing operations basis compared to the prior year. Growth in targeted packaging and specialty chemicals markets, as well as improved pricing and operational performance, drove the better results. The company continued to gain share with food and beverage brand owners and grew volumes in higher value dispensing solutions, including gains in medical plastics, fragrance pumps and personal care dispensers. Sales and earnings growth in the Industrial segment was driven by higher pricing and the sustained achievement of targeted productivity goals, while the Specialty Chemicals segment continued to see steady growth across its offerings for the global asphalt, oilfield and activated carbon markets.

“The revenue and earnings improvement we saw this quarter is the result of solid commercial and operational execution across each of our businesses,” said John A. Luke, Jr., chairman and chief executive officer, MWV. “Our growth strategy has generated momentum in targeted packaging and specialty chemicals markets. We are now focused on accelerating profitability, with actions designed to reduce complexity, realign our corporate infrastructure and focus participation strategies and investments on the highest return opportunities. We are confident that we will see great progress in each of these areas, leading to higher earnings and cash flow this year.”

Fourth Quarter and Full-Year Comparison

Sales from continuing operations in the fourth quarter of 2013 were $1.32 billion, up 3 percent from 2012. Income from continuing operations attributable to the company in the fourth quarter of 2013 was $213 million or $1.18 per share, compared to a loss of $5 million or $0.02 per share in 2012.

Sales from continuing operations attributable to the company in full-year 2013 were $5.40 billion, up 2 percent from 2012. Income from continuing operations attributable to the company in full-year 2013 was $324 million or $1.80 per share, compared to $153 million or $0.87 per share in 2012.

Income from continuing operations attributable to the company excluding special items was $52 million or $0.29 per share for the fourth quarter of 2013, compared to a loss of $9 million or $0.05 per share for the fourth quarter of 2012. Income from continuing operations attributable to the company excluding special items was $185 million or $1.03 per share for full-year 2013, compared to $161 million or $0.91 per share for full-year 2012. Refer to the “Use of Non-GAAP Measures” section of this release for further information.

Fourth Quarter Segment Results

Following is a summary of fourth quarter 2013 results by business segment. All comparisons of the results for the fourth quarter of 2013 are with the fourth quarter of 2012 on a continuing operations basis.

Food & Beverage

In the Food & Beverage segment, sales were $748 million in the fourth quarter of 2013 compared to $744 million in the fourth quarter of 2012. Profit was $61 million in the fourth quarter of 2013 compared to $53 million in the fourth quarter of 2012.

Modest sales growth was led by gains in targeted food and tobacco markets. Food packaging sales were driven by gains with major brand owners in a range of applications, including frozen food and club store packaging and strong gains in liquid packaging. Tobacco paperboard sales were strong across all regions. Beverage sales were down modestly, with strong sales in emerging markets and continued gains with large strategic soft drink and beer customers offset by declines in market volumes across the developed markets.

Profit performance in the fourth quarter of 2013 versus the prior year was largely driven by volume growth, improved operating productivity and deflation in energy and certain raw materials. Compared to the third quarter of 2013, the segment realized solid pricing and product mix gains.

Home, Health & Beauty

In the Home, Health & Beauty segment, sales were $182 million in the fourth quarter of 2013 compared to $180 million in the fourth quarter of 2012. Profit was $4 million in the fourth quarter of 2013 compared to break-even results in the fourth quarter of 2012. The 2013 results include a $3 million charge related to certain asset write-downs; earnings for the segment were $7 million excluding this adjustment.

The segment had strong gains in higher value home and garden, beauty and skin care, fragrance, and medical dispensing solutions across all regions. Growth in these areas was partially offset by the exit of the Brazilian folding carton business at the end of the third quarter, as the company repurposes this facility. The repurposing of the Brazilian business is expected to be largely completed in the first quarter of 2014. In the fourth quarter of 2013, sales of the segment’s dispensing solutions in Brazil grew 41 percent. As previously announced, the company is also continuing to pursue an exit from the beauty and personal care folding carton operation in Europe through a sale of the business.

Profit performance reflects volume growth in targeted dispensing markets and improved operating productivity. These gains were partially offset by wage and input cost inflation (plastic resin), as well as costs related to the planned exits of the beauty and personal care folding carton businesses in Europe and Brazil. In the fourth quarter, costs for these actions totaled $2 million.

Industrial

In the Industrial segment, sales were $146 million in the fourth quarter of 2013 compared to $118 million in the fourth quarter of 2012. Profit was $18 million in the fourth quarter of 2013 compared to $9 million in the fourth quarter of 2012.

Overall sales growth was driven by price improvement across targeted Brazilian packaging markets and revenue benefits from the addition of the industrial packaging materials business in India, Ruby Macons. During the quarter, the segment continued to realize increased prices in the Brazilian market to offset labor and input cost inflation. Overall volumes in Brazil were up modestly, as gains in high-quality paper sales more than offset lower corrugated box sales. Corrugated box sales declined due to pricing actions the segment took to offset inflation and the sale of the Feira de Santana box plant in the third quarter of 2013. Sales were also impacted by unfavorable foreign currency exchange.

Profit growth primarily reflects increased pricing, as well as significantly improved productivity in the Brazilian operation. In the fourth quarter, the segment consistently ran its expanded Brazilian operation at designed capacity levels, resulting in improved fixed cost absorption and the elimination of third-party paper purchases in its corrugated box operations. These benefits were partially offset by wage and input cost inflation, unfavorable foreign currency exchange, as well as by the absence of certain one-time, value-added tax items that benefited the fourth quarter of 2012.

Specialty Chemicals

In the Specialty Chemicals segment, sales were $234 million in the fourth quarter of 2013 compared to $232 million in the fourth quarter of 2012. Profit was $53 million in the fourth quarter of 2013 compared to $42 million in the fourth quarter of 2012.

The sales increase was led by solid volume growth in targeted pine chemicals markets and revenue benefits from the addition of the acquired Brazilian pine chemicals business. The segment continued to penetrate the higher value pine chemicals end markets and had solid volumes in asphalt, publication inks and oilfield chemicals. Carbon technologies volumes increased as global automobile manufacturers continued to increase production in response to strong global demand. These gains were partially offset by lower pricing in more standard product lines and unfavorable foreign currency exchange.

Profit performance mainly reflects improved operating productivity. Solid volume levels across targeted pine chemicals and carbon solutions, lower maintenance expense and contributions from operational excellence initiatives drove the productivity improvement. Segment profit also benefited from deflation in energy and contribution from the acquired Brazilian business. Earnings also benefited from nonrecurring gains related to certain insurance settlements. These benefits were partially offset by lower pricing in more standard product lines and unfavorable foreign currency exchange.

Community Development and Land Management

With the successful completion of the sale of the company’s forestland assets to Plum Creek Timber Company, Inc., the Community Development and Land Management segment’s principal activities are now focused on maximizing the value of the remaining 109,000 development acres located in the Charleston, S.C. area. As such, the results of the segment currently reflect the operating expenses related to the ramp-up of the development business.

Sales on a continuing operations basis for the Community Development and Land Management segment were $6 million in both the fourth quarter of 2013 and 2012. A loss of $4 million was reported in the fourth quarter of 2013 compared to a loss of $3 million in the fourth quarter of 2012.

Actions to Accelerate Earnings and Cash Flow Improvement

The company recently announced a new program to generate increased earnings and cash flow. The program will deliver annual pretax savings of $100 to $125 million by the end of 2015, with at least $75 million to be realized in 2014. Free cash flow (cash flow after capital expenditures) also will increase by at least $100 million in 2014 from higher after-tax earnings and a $50 million reduction in capital expenditures to approximately $350 million. Key elements of the margin improvement program include:

•	Implementing a leaner organization design across the packaging businesses to simplify the structure and speed decision making

•	Aligning the corporate infrastructure to the revenue base

•	Reassessing participation to focus on business lines and markets within packaging that provide the greatest opportunity for profitable growth

•	Prioritizing capital on the highest return projects to improve free cash flow

Other Items

On December 6, 2013, the sale of the company’s forestry and certain minerals-related businesses was completed, resulting in the recognition of a pretax gain of $780 million. The current and prior year earnings of these businesses, as well as the gain, are presented as a discontinued operation on an after-tax basis. These businesses were previously reported within the Community Development and Land Management segment.

During the fourth quarter of 2013, the company used $131 million of the proceeds from the forestland sale to repurchase approximately 3.75 million shares of common stock. Also as part of the use of the forestland sale proceeds, the company repaid $210 million of indebtedness.

Savings associated with the company’s cost reduction initiative announced in April 2013 were $43 million for full-year 2013. The company remains on track to achieve $75 million in cumulative savings from this initiative by the end of 2014. These savings are incremental to the $75 million of savings to be delivered in 2014 from the company’s new margin improvement program.

In the fourth quarter of 2013, total pretax input costs of energy, raw materials and freight were flat compared to the fourth quarter of 2012 on a continuing operations basis.

In the fourth quarter of 2013, the pretax impact on earnings from foreign currency exchange was flat compared to the fourth quarter of 2012 on a continuing operations basis.

Cash flow provided by operating activities from continuing operations improved to $194 million in the fourth quarter of 2013 compared to $178 million in the fourth quarter of 2012. Cash flow provided by operating activities from continuing operations improved to $358 million for full-year 2013 compared to $220 million for full-year 2012.

Capital spending from continuing operations declined to $169 million in the fourth quarter of 2013 compared to $172 million in the fourth quarter of 2012. Capital spending from continuing operations declined to $506 million for full-year 2013 compared to $654 million for full-year 2012. These declines primarily reflect lower investment related to the company’s expansion in Brazil, which was substantially completed in 2012.

Capital spending is expected to be approximately $350 million in 2014.

The company’s U.S. qualified retirement plans remain overfunded, and management does not anticipate any required regulatory funding contributions to such plans in the foreseeable future.

Outlook

For the first quarter of 2014, earnings excluding special items are expected to be well above last year. The principal factors driving the expected improvement are:

•	Improved demand across targeted paperboard packaging and high value dispensing, pine chemicals and carbon technologies solutions

•	Increased price realizations across key consumer and industrial paperboard packaging grades

•	Improved productivity in the major domestic mills and significant productivity benefits from higher production in the Brazilian operation

•	Continued benefits from the overhead reduction program that started at the beginning of 2013, as well as initial contribution from the new margin improvement program

Conference Call

Investors may participate in the live conference call today at 10:00 a.m. Eastern by dialing 1 (800) 288-8974 (toll-free domestic) or 1 (612) 332-0923 (international); passcode: MeadWestvaco. Please call to register at least 10 minutes before the conference call begins. The live conference call and presentation slides may be accessed on MWV’s website at www.mwv.com. After connecting to the home page, go to the Investors page and look for the link to the webcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the call will be available for one month via the telephone starting today at 12:00 p.m. Eastern, and can be accessed at 1 (800) 475-6701 (toll-free domestic) or 1 (320) 365-3844 (international); access code: 314561.

About MWV

MeadWestvaco Corporation (NYSE:MWV) is a global packaging company providing innovative solutions to the world’s most admired brands in the healthcare, beauty and personal care, food, beverage, home and garden, tobacco, and agricultural industries. The company also produces specialty chemicals for the automotive, energy, and infrastructure industries and maximizes the value of its development land holdings. MWV’s network of 125 facilities and 16,000 employees spans North America, South America, Europe and Asia. The company has been recognized for financial performance and environmental stewardship with a place on the Dow Jones Sustainability World Index every year since 2004. Learn more at www.mwv.com.

Forward-looking Statements

Certain statements in this document and elsewhere by management of the company that are neither reported financial results nor other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, the business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of company operations, or the performance or achievements of each company, or industry results, to differ materially from those expressed or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to, events or circumstances which affect the ability of MeadWestvaco to realize improvements in operating earnings from the company’s ongoing cost reduction initiatives; the ability of MeadWestvaco to close announced and pending transactions; competitive pricing for the company’s products; impact from inflation on raw materials, energy and other costs; fluctuations in demand and changes in production capacities; relative growth or decline in the United States and international economies; government policies and regulations, including, but not limited to those affecting the environment, climate change, tax policies and the tobacco industry; the company’s continued ability to reach agreement with its unionized employees on collective bargaining agreements; the company’s ability to maximize the value of its development land holdings; adverse results in current or future litigation; currency movements; volatility and further deterioration of the capital markets; and other risk factors discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2012, and in other filings made from time to time with the SEC. MeadWestvaco undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are advised, however, to consult any further disclosures made on related subjects in the company’s reports filed with the SEC.

Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012[2]	2013	2012[2]
Net sales	$1,316	$1,279	$5,395	$5,287

Cost of sales	1,072	1,080	4,435	4,257
Selling, general and administrative expenses	154	183	638	682
Interest expense	42	40	159	152
Other (income) expense, net	(35)	5	(59)	(14)

Income (loss) from continuing operations before income taxes	83	(29)	222	210
Income tax (benefit) provision	(131)	(24)	(101)	54

Income (loss) from continuing operations	214	(5)	323	156

Income from discontinued operations, net of income taxes[1]	468	22	519	52

Net income	682	17	842	208
Less: Income (loss) attributable to non-controlling interests, net of taxes	1	—	(1)	3

Net income attributable to the company	$681	$17	$843	$205

Income (loss) from continuing operations attributable to the company	$213	$(5)	$324	$153

Net income per diluted share attributable to the company:
Income (loss) from continuing operations	$1.18	$(0.02)	$1.80	$0.87
Income from discontinued operations	2.61	0.12	2.88	0.29

Net income attributable to the company	$3.79	$0.10	$4.68	$1.16

Shares used to compute net income per diluted share	179.7	175.3	180.0	177.2

[1]	Primarily reflects the sale of the company’s forestry and certain minerals-related businesses that closed on December 6, 2013.
[2]	Certain amounts in 2012 have been recast to conform to the presentation of discontinued operations of the forestry and certain minerals-related businesses that were sold on December 6, 2013.

MeadWestvaco Corporation and consolidated subsidiary companies

Consolidated Balance Sheets

In millions (Unaudited)

	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$1,057	$663
Accounts receivable, net	623	605
Inventories	686	661
Other current assets	108	135
Current assets of discontinued operations[1]	—	2

Current assets	2,474	2,066

Property, plant, equipment and forestlands, net	3,647	3,592
Prepaid pension asset	1,475	1,258
Restricted assets held by special purpose entities[2]	1,258	398
Goodwill	716	719
Other assets	713	727
Non-current assets of discontinued operations[1]	—	147

	$10,283	$8,907

Liabilities and Equity
Accounts payable	$563	$595
Accrued expenses	527	443
Notes payable and current maturities of long-term debt	79	63
Current liabilities of discontinued operations[1]	—	5

Current liabilities	1,169	1,106

Long-term debt	1,816	2,100
Liabilities held by special purpose entities[2]	1,112	338
Deferred income taxes	1,344	1,046
Other long-term obligations	739	957
Non-current liabilities of discontinued operations[1]	—	2

Shareholders’ equity	3,948	3,340
Non-controlling interests	155	18

Total equity	4,103	3,358

	$10,283	$8,907

[1]	Amounts attributable to discontinued operations at December 31, 2012 reflect the discontinued operations treatment of the forestry and certain minerals-related businesses that were sold on December 6, 2013.
[2]	Amounts attributable to the $860 million note receivable from the sale of the company’s forestland assets in the fourth quarter of 2013 as well as a $398 million note receivable related to the sale of certain forestlands in 2007. Both of these note receivables were used as collateral for $774 million in 2013 and $338 million in 2007 of proceeds under secured financing agreements.

MeadWestvaco Corporation and consolidated subsidiary companies

Condensed Consolidated Statements of Cash Flow

In millions (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012[1]	2013	2012[1]
Cash flow from operating activities:
Net income	$682	$17	$842	$208
Discontinued operations	(468)	(22)	(519)	(52)
Depreciation, depletion and amortization	101	97	390	366
Deferred income taxes	(3)	(13)	1	(33)
Pension income, excluding settlement charges	(32)	(17)	(106)	(69)
Change in alternative fuel mixture credit reserves	(169)	—	(169)	—
Changes in working capital	84	110	(76)	(157)
Other operating activities from continuing operations	(1)	6	(5)	(43)

Net cash provided by continuing operations	194	178	358	220
Discontinued operations	(17)	29	79	218

Net cash provided by operating activities	177	207	437	438

Cash flow from investing activities:
Capital expenditures	(169)	(172)	(506)	(654)
Other investing activities from continuing operations	1	(100)	25	(82)
Discontinued operations	72	—	70	(63)

Net cash used in investing activities	(96)	(272)	(411)	(799)

Cash flow from financing activities:
Proceeds from debt instruments related to C&OP spin-off	—	—	—	460
Proceeds from secured financing	774	—	774	—
Proceeds from formation of joint venture	153	—	153	—
Payments on notes payable and debt, net	(225)	6	(250)	26
Dividends paid	(44)	(43)	(177)	(173)
Stock repurchases	(126)	—	(126)	—
Other financing activities from continuing operations	(10)	26	19	65

Net cash provided by (used in) financing activities	522	(11)	393	378

Effect of exchange rate changes on cash	(8)	(6)	(25)	(10)

Increase (decrease) in cash and cash equivalents	595	(82)	394	7

Cash and cash equivalents:
At beginning of period	462	745	663	656

At end of period	$1,057	$663	$1,057	$663

[1]	For the fourth quarter and full year of 2013 as well as the fourth quarter of 2012, cash flow from discontinued operations reflects the forestry and certain minerals-related businesses that were sold on December 6, 2013. For the full year of 2012, cash flow from discontinued operations reflects the disposition of the forestry and certain minerals-related businesses that were sold on December 6, 2013, as well as the discontinued operations treatment of the Consumer & Office Products business which was spun-off on May 1, 2012.

MeadWestvaco Corporation and consolidated subsidiary companies

Segment Information – Continuing Operations Basis

In millions (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Sales
Food & Beverage	$748	$744	$3,107	$3,105
Home, Health & Beauty	182	180	743	770
Industrial	146	118	548	457
Specialty Chemicals	234	232	980	940
Community Development & Land Management	6	6	20	18

Total	1,316	1,280	5,398	5,290
Inter-segment eliminations	—	(1)	(3)	(3)

Consolidated total	$1,316	$1,279	$5,395	$5,287

Segment profit
Food & Beverage	$61	$53	$239	$309
Home, Health & Beauty	4	—	21	35
Industrial	18	9	65	49
Specialty Chemicals	53	42	229	224
Community Development & Land Management	(4)	(3)	(14)	(13)

Subtotal	132	101	540	604
Non-controlling interests	1	—	(1)	3
Corporate and Other [1]	(50)	(130)	(317)	(397)

Consolidated total [2]	$83	$(29)	$222	$210

[1]	Corporate and Other includes expenses associated with corporate support staff services, as well as income and expense items not directly associated with ongoing segment operations, such as restructuring charges, income related to alternative fuel mixture credits, pension income and settlement charges, interest expense and income, certain non-controlling interest income and losses, certain legal settlements, gains and losses on certain asset sales and other items.
[2]	Represents income from continuing operations before income taxes.

MeadWestvaco Corporation and consolidated subsidiary companies

Use of Non-GAAP Measures

Results from continuing operations, adjusted to exclude the charges and tax benefits shown below, is not meant to be considered in isolation or as a substitute for pre- and after-tax income and earnings per share from continuing operations determined in accordance with generally accepted accounting principles (“GAAP”). The company believes these non-GAAP measures provide investors, potential investors, securities analysts and others with useful information to evaluate the performance of the business, because such measures exclude these items that management believes are not indicative of the ongoing operating results of the company.

In millions, except per share amounts (unaudited)	2013	2013	2013	2012	2012	2012
Fourth Quarter	Pretax Income	Net Income	Earnings Per Share	Pretax Income	Net Income	Earnings Per Share
Income and earnings per share from continuing operations, as reported	$83	$213	$1.18	$(29)	$(5)	$(0.02)

Add:
Restructuring and other charges	13	8	0.05	7	5	0.03

Deduct:
Alternative fuel mixture credits – reserve releases	(24)	(169)	(0.94)	—	—	—
Cellulosic biofuel producer credits, net	—	—	—	15	(9)	(0.06)

Income and earnings per share from continuing operations, as adjusted	$72	$52	$0.29	$(7)	$(9)	$(0.05)

Full Year	2013 Pretax Income	2013 Net Income	2013 Earnings Per Share	2012 Pretax Income	2012 Net Income	2012 Earnings Per Share
Income and earnings per share from continuing operations, as reported	$222	$324	$1.80	$210	$153	$0.87

Add:
Restructuring and other charges	53	32	0.18	26	17	0.10
Pension settlement charges	19	11	0.06	—	—	—

Deduct:
Alternative fuel mixture credits – reserve releases	(24)	(169)	(0.94)	—	—	—
Discrete income tax items	—	(13)	(0.07)	—	—	—
Cellulosic biofuel producer credits, net	—	—	—	15	(9)	(0.06)

Income and earnings per share from continuing operations, as adjusted	$270	$185	$1.03	$251	$161	$0.91

MeadWestvaco Corporation and consolidated subsidiary companies

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